Exhibit 99.1

CONTACT:	(206) 622-4191
Tom Wyatt, CEO
Ernie Johnson, CFO

Cutter & Buck Announces Quarterly Results

SEATTLE, September 8, 2005. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its first quarter ended July 31, 2005.

For the quarter ended July 31, we had the following results:

(in millions, except percentage and per share data)	2005	2004
Net Sales	$29.7	$31.9
Gross Profit	$14.0	$15.8
Gross Margin	47.2%	49.4%
Net Income	$2.1	$3.3
Earnings Per Share	$0.18	$0.29

Balance Sheet Summary:

(in millions)	July 31, 2005	April 30, 2005	July 31, 2004
Cash and Short-Term Investments	$43.1	$40.6	$43.5
Accounts Receivable	$18.2	$21.8	$18.1
Inventories	$28.7	$25.4	$25.9
Working Capital	$83.2	$82.6	$78.3
Shareholders’ Equity	$88.5	$87.9	$82.7

Financial Results and Management Viewpoint:

Sales in the first quarter declined 6.8% year-over-year, driven by 9.3% and 10.6% declines in our corporate and golf business units, respectively. “As we discussed last quarter, this fiscal year is going to be a transition year for us as we continue to invest in marketing, information systems, product design and quality, and improving the price-value relationship of our products,” said Tom Wyatt, Chief Executive Officer. “Our product lines had become somewhat stale and that, combined with an increasingly competitive market environment, has led to disappointing sales levels. Since I joined this company late last year, my primary focus – and the focus of the entire Cutter & Buck team – has been to rejuvenate our products, and I believe we are well on our way to doing so. However, our business is characterized by long product cycles so, as we mentioned last quarter, we do not expect to truly see the benefits of these improvements until the fourth quarter of this year when we ship the majority of our spring product.”

Sales in the corporate channel were down for the second quarter in a row, following the launch of our annual corporate catalog early this year. “As we analyze the sales in the corporate channel and have discussions with our customers, it has become clear to us that the calendar year 2005 product line was not as strong as in past years and did not include enough new styles or technical fabrications to drive sales increases in this channel,” commented Wyatt. “We believe we have addressed this issue with our 2006 ‘classics’ product line – the first developed under my leadership – which we are launching three months earlier than in prior years, in October 2005. The new line will not only include far more new styles and technical pieces than in previous years, but there is also an emphasis on women’s companion pieces to our strong men’s line. We believe the quality and variety of the women’s line will give us a competitive advantage in the corporate channel. Customer reaction to previews of the new line has been very positive” Wyatt continued.

While golf sales were down 10.6%, over half of the decrease was due to sales last year associated with the Ryder Cup tournament that is held in the United States only once every four years. Excluding the Ryder Cup sales, golf sales decreased 4.8% during the quarter, a significant improvement in our recent trends (golf sales down 17.1% last quarter and 12.5% for all of last fiscal year).

Sales increased 2.9% in the specialty retail channel and 9.2% in the international channel. Both of these channels are performing well for us and we expect strong growth in these channels in the future.

Gross margin for the quarter was 47.2%, a decrease of 220 basis points from the prior year. 130 basis points of this decline is attributable to a $390,000 increase to our inventory reserve on discontinued classics, which reflects the unusually large number of discontinued styles in the classics line, as we prepare to launch our significantly improved 2006 classics line that begins shipping in October. The remaining decrease in gross margin is due to the mix of sales among the sales channels and selective discounts to remain competitive in the marketplace.

Operating expenses excluding restatement costs increased 7.4% over last year as we invested in our marketing, product development and systems. During the quarter we also began to incur expenses related to the production of our new consumer catalog and upgrading our website at www.cutterbuck.com. Consumers began receiving catalogs and the website was re-launched earlier this month. Our professional fees increased primarily due to Sarbanes-Oxley compliance costs.

Our balance sheet remains strong, with cash and investments totaling $43.1 million at the end of the quarter and no debt. We generated $4.2 million in free cash flow (defined as cash provided by operating activities less purchases of fixed assets) during the quarter. Accounts receivable averaged 61 days’ sales outstanding during the quarter compared to 58 days for the same period last year.

Inventories were $28.7 million at the end of the quarter, compared to $25.9 million at July 31, 2004. “Inventory levels are somewhat higher than where we would like them to be, primarily for two reasons,” said Ernie Johnson, Chief Financial Officer. “First, sales in the corporate channel were lower than expected. Second, we had to bring some inventory in early to support our specialty department store and direct to consumer businesses. Compared to last year when inventories increased $4.0 million during the first quarter, this year inventories increased just $3.3 million with lower than expected sales. Looking to the balance of the year, we will be building inventory to support the early launch of the 2006 corporate catalog and we will need to stock the increased number of fresh, new products Tom and the rest of the Cutter & Buck team have developed. Therefore, we anticipate that inventory will remain somewhat above historical levels for the next two quarters, but expect inventory to return to seasonally normal levels by the end of this fiscal year.”

Three-Year Strategic Plan Announced

In late July, Tom Wyatt introduced the company’s three-year strategic plan to the entire organization. Key initiatives in the strategic plan include:

•                  Upgrading the quality and design of the product offering

•                  Increasing the number of corporate companion pieces

•                  Launching the consumer catalog and improved web site

•                  Increasing our brand presence through advertising and tour player sponsorships

•                  Expanding our penetration in golf and specialty department stores

•                  Increasing our investment in marketing, product design and systems to support growth

•                  Growing licensing revenue through both international and domestic partnerships

“Our associates are excited and focused on executing the strategic plan and returning Cutter & Buck to top line growth,” said Wyatt.

Dividend and Stock Repurchase Programs

Cutter & Buck announced that its board of directors approved a $0.07 per share quarterly dividend. As previously disclosed, the board has approved a special cash dividend of approximately $15 million, equal to $1.34 per share and also increased the company’s remaining share repurchase authorization to $10 million as of July 6, 2005 for a total of $14.2 million authorized since the inception of the repurchase plan.

The quarterly dividend of $0.07 a share will be payable on October 12, 2005 to shareholders of record on September 28, 2005. The payment of the special dividend is subject to shareholder approval of stock plan amendments that will allow certain adjustments to employee stock-based compensation awards to offset the impact of this dividend. If shareholders approve these amendments at the annual meeting, the special dividend will be payable on November 16, 2005 to shareholders of record on November 2, 2005.

During the first quarter, we repurchased 105,000 shares of our common stock at an average price of $12.47, for a total cost of $1.3 million. From the inception of our stock repurchase program through the end of July 2005, we have repurchased a total of 377,000 shares of our common stock at an average price of $12.31. Since the end of the quarter, the company has purchased another 58,000 shares at an average price of $13.29, representing an additional expenditure of $771,000. In total, we have spent $5.4 million repurchasing shares, leaving $8.8 million remaining of the $14.2 million share repurchase authorization.

Cutter & Buck Announces Corporate Governance Improvements

As part of the company’s on-going review of its corporate governance, the Board of Directors of Cutter & Buck has voted to seek an amendment to the shareholder rights plan so that it will expire three years early on November 18, 2005. In addition, the Board has voted to include in its proxy statement for the upcoming Annual Meeting of Shareholders the following corporate governance changes:

•                  Eliminate the company’s present three-year staggered terms of our directors (“classified board”) so that there will be annual elections for all Board of Directors positions beginning in 2006.

•                  Eliminate the supermajority provisions with respect to the classified board when the classified board is eliminated.

“While we are proud of our corporate governance rating from ISS, we decided to take these steps because we believe they are the right things to do for our shareholders,” commented Doug Southern, Cutter & Buck’s Chairman.

“In addition to the measures we enacted, we carefully evaluated the idea of cumulative voting,” Southern continued. “After considering the recommendations of ISS and other objective groups, however, we concluded that cumulative voting is not consistent with good corporate governance.”

Annual Meeting

The annual meeting of shareholders will be held at 9 AM on October 19, 2005 at the company’s corporate office in Seattle.

Final Comments

CEO Tom Wyatt concluded, “We are encouraged by the initial response to the spring product line. Our new ‘Signature Collection’ of refined knit shirts, the expanded CB ProTec line of performance wear and our expanded year-round offering of golf classics are all being received well by our existing, former and new customers.

“I am confident that if we execute against each of the strategic initiatives, especially improving our product, we will grow Cutter & Buck and increase shareholder value over time. We are in the early stages, however, and must go through a challenging 2006 to see these initiatives take hold and deliver results that we can all be proud of.”

Conference Call

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters. The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, September 8, 2005. To listen to the conference call, go to http://www.cutterbuck.com. At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through November 8, 2005. The call can also be accessed at 1-800-642-1687, ID #9156959 through November 8, 2005.

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statements. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking statements. Those factors include, but are not limited to the following: the ability of the company to control costs and expenses, costs associated with the upgrade and replacement of some of our computer systems, costs associated with our marketing initiatives  and costs associated with regulatory compliance; the potential outcome of pending and future audits by various taxing jurisdictions; our ability to maintain our relationships with our sponsored professional golfers; relations with and performance of suppliers; the Company’s ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate our chosen distribution channels; the Company’s ability to appropriately price its products; the number of  golf rounds played, which may be impacted by severe weather-related disasters and the weather in general; competition; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; maintaining the integrity of the Company’s technology and information systems while enhancing and changing systems; attracting and retaining employees, including key management personnel; political and trade relations; changes in international trade quota systems for apparel; the overall level of consumer spending on apparel; global economic and political conditions and additional threatened terrorist attacks and responses thereto, including war. Under the Board’s remaining $8.8 million stock repurchase authorization, the company may repurchase all $8.8 million of its stock, or no further shares of its stock, or any amount in between, depending on the trading price of the company’s stock, market conditions, or for any other reason. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on any forward-looking statements. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand. The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Table A: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	July 31,	July 31,
(in thousands, except share and per share amounts)	2005	2004
Net sales	$29,741	$31,899
Cost of sales	15,696	16,147
Gross profit	14,045	15,752

Operating expenses:
Selling, general and administrative	10,916	10,013
Depreciation	666	766
Restatement expenses	(483)	14
Total operating expenses	11,099	10,793
Operating income	2,946	4,959

Interest income (expense)
Interest income	308	104
Interest expense	(8)	(17)
Net interest income (expense)	300	87
Pre-tax income	3,246	5,046
Income tax expense	1,144	1,796
Net income	$2,102	$3,250

Table B: Summary of Net Sales by Business Unit

	Three Months Ended July 31,			Percent
(in thousands, except percent change)	2005	2004	Decrease	Change
Corporate	$13,742	$15,143	$(1,401)	(9.3)%
Golf	7,891	8,827	(936)	(10.6)
Specialty Retail	5,478	5,322	156	2.9
International	748	685	63	9.2
Other	1,882	1,922	(40)	(2.1)
Total	$29,741	$31,899	$(2,158)	(6.8)%

Table C: Condensed Consolidated Balance Sheets (unaudited, unless otherwise stated)

(in thousands)	July 31, 2005	April 30, 2005	July 31, 2004
		(audited)
Assets
Current assets:
Cash and cash equivalents	$12,845	$11,752	$17,131
Short-term investments	30,275	28,831	26,400
Accounts receivable	18,188	21,814	18,118
Inventories	28,687	25,398	25,938
Other current assets	5,513	5,648	4,798
Total current assets	95,508	93,443	92,385

Furniture and equipment, net	6,747	6,734	5,659
Other assets	1,771	1,779	2,195
Total assets	$104,026	$101,956	$100,239

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,107	$3,077	$5,321
Accrued liabilities	7,131	7,631	6,011
Income taxes payable	—	—	2,279
Current portion of capital lease obligations	46	111	449
Total current liabilities	12,284	10,819	14,060

Long-term liabilities	3,194	3,262	3,518

Total shareholders’ equity	88,548	87,875	82,661
Total liabilities and shareholders’ equity	$104,026	$101,956	$100,239

Table D: Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
(in thousands)	July 31, 2005	July 31, 2004
Operating activities:
Net income	$2,102	$3,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	679	812
Tax benefit on exercise of stock options	165	—
Deferred income taxes	78	—
Deferred compensation	24	—
Deferred gain on sale and leaseback of capital assets	—	(1)
Changes in assets and liabilities:
Accounts receivable, net	3,626	4,384
Inventories, net	(3,289)	(4,000)
Prepaid expenses and other assets	(347)	60
Accounts payable, accrued liabilities and other liabilities	1,462	958
Income taxes payable	412	1,062
Net cash provided by operating activities	4,912	6,525

Investing activities:
Purchases of furniture and equipment	(692)	(180)
Purchases of short-term investments	(26,308)	(20,418)
Maturities of short-term investments	24,864	11,970
Net cash used in investing activities	(2,136)	(8,628)

Financing activities:
Issuance of common stock	483	399
Repurchases of common stock	(1,316)	(176)
Payment of dividends	(785)	(541)
Principal payments under capital lease obligations	(65)	(163)
Net cash used in financing activities	(1,683)	(481)

Net increase (decrease) in cash and cash equivalents	1,093	(2,584)
Cash and cash equivalents, beginning of period	11,752	19,715
Cash and cash equivalents, end of period	$12,845	$17,131